Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statements on Form S-3 related to the Shelf Registration dated December 11, 1997 (File No. 333-42049) and Form S-3 related to the Shelf Registration dated May 26, 2000 (File No. 333-37922) of Colonial Realty Limited Partnership of our report dated January 16, 2001, except for Note 17, as to which the date is February 26, 2001 relating to financial statements and financial statement schedules which appear in this Form 10-K.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Birmingham, Alabama
March 30, 2001